Exhibit 99.1

RiceBran Technologies Completes $4.9 Million Convertible Note Financing to Support Expansion Efforts

Company Issues Notes Convertible at Fixed Price of $5.25 per Share

Scottsdale, Arizona – March 21, 2014 – RiceBran Technologies (NASDAQ: RIBT) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, today announced that it received gross proceeds of approximately $4.9 million through the sale of convertible notes and warrants. The Company intends to use the net proceeds from this private placement for plant upgrades and capacity expansion in our USA Segment to accelerate growth opportunities resulting from our recent acquisition of H&N Distribution, Inc and to provide working capital for our Irgovel rice bran bio-refinery in Brazil.

The Company issued $4.9 million principal amount of notes at with conversion price of $5.25 per share that will automatically convert into common stock upon the Company receiving shareholder approval to increase the amount of its authorized shares. In conjunction with the notes the Company issued warrants to purchase approximately 1.4 million shares of RBT common stock at an exercise price of $5.25 per share.

W. John Short, CEO & President of RiceBran Technologies commented, “We are pleased to have completed this capital raise which puts RBT in a position to meet the business objectives outlined in our public filings.  Management can now focus our full attention on rapidly growing our business to unlock what we believe is the true value of our company and our rich technology in the second half of 2014 and beyond.”

Maxim Group LLC acted as the lead placement agent and Dawson James Securities, Inc. acted as a co-placement agent for the financing.

Additional information on this transaction can be found in the Company’s related filings with the United States Securities and Exchange Commission.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran.  RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products.  Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding its capital requirements and its future growth. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com